Exhibit 10.2

English Translation of a Chinese Document

Lease Contract of Production Workshop

Lessor (Party A): Quanzhou Weilong Shoes Plastics Co., Ltd.

Legal Representative: Lin Zaixing

Lessee (Party B): Jinjiang Yiheng Shoes Materials Co., Ltd.

Legal Representative: Hong Yizhen

Principal: Ding Sixing

Contact content:

Party B leases production workshop and venue from Party A due to operation and development needs, and Party A agrees to lease the production workshop and venue it owns to Party B. Therefore, both parties enter into the following contract after negotiation on the basis of equality for mutual compliance.

I. Leased area

The Lessor agrees to lease a production workshop consisting 3 floors, an office building, a dormitory building, a steel-structure workshop, supporting water and electricity facilities (excluding storefronts along the street), as well as other lease items agreed by both parties to Party B.

II. The lease term is ten years from July 1, 2012 to June 30, 2022. Party B has the priority to lease upon expiration of the lease term.

III. Rental

1.	The rental for leased house property shall be 88,800.00 Yuan/month.
2.	The rental for other venues shall be 61,200.00 Yuan/month.

The total monthly rental is 150,000 Yuan and the annual rental is 1,800,000 Yuan. The land use tax shall be paid by Party B.

IV. Payment of rental

Party B shall pay the rental for the 1st year in full after signing the Contract and before July 1, 2012, and pay the rental for the next year within the last month (that is before June 30, 2013) of the 1st year and so on.

V. For the temporary buildings (prefabricated houses, iron sheet houses, supporting roads within the factory and attachments to fixed buildings) additionally built by Party B at its own costs, Party B shall assume all the construction responsibilities and use the same free of charge during the lease term. The temporary buildings shall belong to Party A without compensation after termination of the lease.

VI. Party B shall take care of the lease items and be obliged to repair and maintain the same. Party B shall not change the nature or original design of the lease items or remove the supporting water and electricity facilities at will. Decorations may be made after moving in and shall be removed before moving out. Upon expiration of the lease term, the buildings and other facilities shall be integrally handed over to Party A as their original status, but reasonable wear or tear is allowed.

VII. Party B shall handle business license and related production and operation certificates by itself, carry out independent accounting, pay tax according to regulations, assume sole responsibility for its profits or losses, and bear any legal or economic responsibility by itself. Party A shall be independent of any dispute concerning business operation.

English Translation of a Chinese Document

VIII. Party A shall maintain the validity and legitimacy of its business license during the lease term and Party B shall provide full cooperation if necessary.

IX. During the lease term, Party B may unilaterally terminate the Contract by giving a two-month written notice to Party A. If party B needs to renew the lease upon expiration of the lease term, it shall apply to Party A half a year before such expiration and otherwise sign a lease contract with Party A after obtaining approval therefrom. Under the same conditions, Party B shall have the priority to lease.

X. Responsibility for breach of contract

1.	If Party B fails to pay the rental in time upon signing of the Contract by both parties, Party A is entitled to unilaterally terminate the Contract within 3 months and requires Party B to compensate 300,000 Yuan Only.
2.	Party A shall actively cooperate with Party B in the construction of additional buildings.
3.	Party B shall repair or compensate lease items damaged as per the cost.
4.	If Party B fails to move out upon expiration of the lease term, liquidated damages equaling to 1.5 times of the rental will be charged if overdue for 1-30 days; liquidated damages equaling to 2 times of the rental will be charged if overdue for over 30 days; Party A is entitled to forcedly shut down the production line and require Party B to compensate all the losses incurred to Party A if overdue for over 60 days.
5.	If party B does not pay the rental, liquidate damages and other payable amounts in time and notice fails, Party A is entitled to detain or sell Party B’s assets equaling to 1.5 times of the payable amounts to set off the liability.
6.	Party B shall provide a copy of the latest audited business license duplicate upon signing of the Contract. If any business registration item of Party B changes, Party B shall notify Party A in time, or it shall be deemed as breach of the Contract; for matters affecting the existence of the Contract, Party A is entitled to unilaterally terminate the Contract without making any compensation.

XI. In case of irresistible natural disasters, both parties shall assume no liability of compensation.

XII. For matters uncovered in the Contract, both parities shall sign supplementary agreement after negotiation.

XIII. For disputes arising from the Contract, both parties shall resort to negotiation, in case such negotiation fails, the disputes shall be submitted to local court for judgment.

XIV. The Contract comes into effect after being affixed with seals of both parties. The Contract consists of 3 pages and is made in duplicate, with both parties keeping one copy which bears the same legal effect.

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Lessor (Seal):	Lessee: (Seal):
Principal: Quanzhou Weilong Shoes Plastics Co., Ltd.	Jinjiang Yiheng Shoes Materials Co., Ltd.
May 10, 2012	May 10, 2012